Parkway Properties, Inc.	FOR FURTHER INFORMATION:
188 E. Capitol Street, Suite 1000	Steven G. Rogers
Jackson, MS 39201-2195	President & Chief Executive Officer
www.pky.com	William R. Flatt
(601) 948-4091	Chief Financial Officer

PARKWAY PROPERTIES, INC. REPORTS 2007 FIRST QUARTER RESULTS

JACKSON, MISSISSIPPI - May 7, 2007 - Parkway Properties, Inc. (NYSE:PKY) today announced results for its first quarter ended March 31, 2007.

Consolidated Financial Results

•
Funds from operations ("FFO") applicable to common shareholders totaled $16.2 million ($1.02 per diluted share) for the three months ended March 31, 2007 compared to $13.6 million ($0.94 per diluted share) for the three months ended March 31, 2006.

The following items contributed to FFO
(in thousands)	1Q07	1Q06
Lease termination fees	$548	$230
Straight line rent	1,303	1,558
Amortization of above market rent	(352)	(409)
Gain on land	50	-
Prepayment income on extinguishment of debt	124	-
Adjustments for minority interest partners	(772)	(35)
Average occupancy	91.1%	89.0%

•	Funds available for distribution (“FAD”) totaled $11.5 million for the three months ended March 31, 2007 compared to $6.4 million for the three months ended March 31, 2006.

•
Net loss available to common shareholders for the three months ended March 31, 2007 was $772,000 ($.05 per diluted share) compared to $46,000 ($0.00 per diluted share) for the three months ended March 31, 2006.

Asset Recycling

•
On February 28, 2007, the Company purchased 2.5 acres of land in Jackson, MS for $1.8 million. This land was purchased as part of the Company’s plan to develop the 194,000 square foot, 72% pre-leased office building known as The Pinnacle at Jackson Place announced in 2006. The Company expects to joint venture the new development, retaining a 20% ownership interest. The development is designed to utilize benefits available under the Gulf Opportunity Zone Act for new developments in areas affected by Hurricane Katrina. The estimated cost of the development is $42.5 million with expected completion in the fall of 2008.

•
Subsequent to quarter end, the Company reached agreement with an unrelated purchaser and received $2 million in non refundable earnest money for the sale of two wholly-owned buildings located in Knoxville, Tennessee. These properties represent approximately 549,000 rentable square feet. The estimated gross sales proceeds are expected to be approximately $59 million, which represents a capitalization rate of 7.3% based on projected 2007 GAAP net operating income and 7.4% based on 2007 cash net operating income. These cap rates do not include management fees of approximately $264,000 that the Company currently realizes, which accounts for an approximate 40 basis point increase in the cap rate when included. Management is currently working to negotiate a joint venture agreement and/or long-term management contract with the buyer. The Company will release detailed information about the sale upon closing, which is scheduled to be completed in the second quarter of 2007.

Operations and Leasing

•
Parkway’s customer retention rate for the quarter ending March 31, 2007 was 52.4% compared to 76% for the quarter ending December 31, 2006 and 77.4% for the quarter ending March 31, 2006. The primary reason for the decrease in customer retention for the quarter ending March 31, 2007 is the previously disclosed loss of a 100,000 square foot customer in Boulders Center in Richmond, VA, effective March 31, 2007.

•
As of April 1, 2007, occupancy of the office portfolio was 90.9% compared to 90.8% as of January 1, 2007 and 89.4% as of April 1, 2006. Not included in the April 1, 2007 occupancy rate are 24 signed leases totaling 147,000 square feet, which commence in the second and third quarters of 2007. Including these leases, the portfolio is 92% leased as of April 13, 2007. Average occupancy for the first quarter was 91.1%, which is consistent with prior earnings guidance. This compares to average occupancy for the first quarter of 2006 of 89%.

•
During the quarter ending March 31, 2007, 70 leases were renewed or expanded on 279,000 rentable square feet at an average rental rate increase of 1.2% on a cash basis and a cost of $2.22 per square foot per year of the lease term in committed tenant improvements and leasing commissions (“leasing costs”).

•	During the quarter ending March 31, 2007, 43 new leases were signed on 142,000 rentable square feet at a cost of $4.21 per square foot per year of the lease term in committed leasing costs.

•
Same store assets produced an increase in net operating income (“NOI”) of $2.2 million or 8.9% for the three months ended March 31, 2007 compared to the same period of the prior year on a GAAP basis. Same store NOI increased $2.9 million or 12.4% for the three months ended March 31, 2007 compared to the same period of the prior year on a cash basis. The increase in same store NOI is primarily attributable to an increase in same store average occupancy from 88.8% in the first quarter of 2006 to 91.7% in the first quarter of 2007. Additionally, same store rental rates increased 1.5% for the same period.

Capital Markets and Financing

•
The Company's previously announced cash dividend of $0.65 per share for the quarter ended March 31, 2007 represents a payout of approximately 63.4% of FFO per diluted share. The first quarter dividend was paid on March 28, 2007 and equates to an annualized dividend of $2.60 per share, a yield of 4.9% on the closing stock price on May 4, 2007 of $53.01. This dividend is the 82nd consecutive quarterly distribution to Parkway’s shareholders of common stock.

•
As of March 31, 2007, the Company’s debt-to-total market capitalization ratio was 47.4% based on a stock price of $52.25 compared to 47.9% as of December 31, 2006 based on a stock price of $51.01 and 48.5% as of March 31, 2006 based on a stock price of $43.68.

•
On February 9, 2007, the discretionary fund with Ohio PERS (“the Fund”), of which Parkway owns 25%, placed a $31.5 million ten-year non-recourse first mortgage at a rate of 5.61% in connection with the purchase of Overlook II in Atlanta, GA. Payments during the mortgage term will be on an interest only basis and the loan matures on March 1, 2017. Ohio PERS’ share of the mortgage proceeds in the amount of $23.6 million was distributed to the partner in the second quarter, which accounts for the decrease in minority interest in real estate partnerships.

•
On March 1, 2007, the Company paid off the $18 million first mortgage secured by Citrus Center in Orlando, FL. The mortgage had an interest rate of 6% and was previously scheduled to mature on August 1, 2007.

Outlook for 2007
The Company is forecasting FFO per diluted share of $3.80 to $4.00 and EPS of $3.30 to $3.50 for 2007. The reconciliation of forecasted EPS to forecasted FFO per diluted share is as follows:

Guidance for 2007	Range
Fully diluted EPS	$3.30 - $3.50
Plus: Real estate depreciation and amortization	$4.56 - $4.60
Plus: Depreciation on unconsolidated joint ventures	$0.08 - $0.11
Less: Gain on sale of real estate and joint venture interests	($3.56 - $3.62)
Less: Minority interest depreciation and amortization	($0.58 - $0.59)

Fully diluted FFO per share	$3.80 - $4.00

Earnings guidance is based on the following assumptions:

•	Average occupancy for the second, third and fourth quarters of 91%, 93% and 94%, respectively, with an average annual occupancy of 92%.
•
An average same store NOI growth for the remainder of 2007 of approximately 3% on a GAAP basis for an annual same store NOI growth of 5%. On a cash basis, annual same store NOI is expected to increase approximately 8%. Same store NOI growth for the first quarter exceeded the Company’s expectation due mainly to several non-recurring income items recorded in the first quarter and operating expense items that were projected to occur in the first quarter that are now projected to occur in the second quarter.  Rental revenue for the first quarter was in-line with Company’s expectations.

•
Straight line rent adjustment is expected to be approximately $1.8 million for the remainder of 2007 versus $3.7 million for same period during 2006, reflecting the reduction in rent concessions in 2007 as compared to 2006.

•	Interest rate on non-hedged floating rate debt of 6.62% for the second quarter and 6.50% for the third and fourth quarters of the year for an average interest rate of 6.56%.
•
New investments for the discretionary fund in addition to the investments projected for 2007 totaling $170 million at an average acquisition capitalization rate of 7% on the assets and 9% to Parkway when including various recurring fees.

•	No lease termination fee income is assumed for the second, third and fourth quarters of 2007 as compared to $386,000 recorded during the same periods in 2006.
•
The prior assumption for a fee simple sale of an asset in Columbia, South Carolina on June 1, 2007 has been moved to October 1, 2007 and included with the Columbia joint venture assumptions stated below.

•	Contributions of assets to funds or similar ventures, where the Company will retain 25% ownership interest, are projected to be made as shown below:
▪	Assets in Knoxville, Tennessee totaling 549,000 square feet with an estimated value of $59 million in late second quarter;
▪	Assets in Virginia totaling 883,000 square feet with an estimated value of $97 million on July 1, 2007;
▪	Three assets in Columbia, South Carolina totaling 867,000 square feet with an estimated value of $106 million on October 1, 2007.
•	Debt prepayment penalties and expense of $2.8 million, or $.18 per diluted share in FFO, are projected on the dispositions in 2007.
•
The Company’s debt to market capitalization is expected to range from 47% to 49% throughout the rest of 2007 as these capital events take place, with a projected ending debt to market capitalization of 47.5%, calculated using the March 30, 2007 closing stock price of $52.25 per share.

•	Proceeds from dispositions are used to pay down short-term debt with an interest rate of 6.5% at the time of sale.
•	Fee simple acquisitions of $150 million are projected as follows:
▪	$50 million on June 1, 2007 at a 7% cap rate;
▪	$50 million on August 1, 2007 at a 7% cap rate;
▪	$50 million on November 1, 2007 at a 7% cap rate.

Steven G. Rogers, President and Chief Executive Officer stated, “I am pleased with our strong operating results in the first quarter. Market rental rates continue to improve, as evidenced by the increase in our embedded growth from $.53 per square foot last quarter to $.74 per square foot this quarter and we continue to see momentum building in our leasing program. We are nearly half way complete with the GEAR UP Plan and the Plan is working.”

GEAR UP

On January 1, 2006, the Company initiated a new operating plan that will be referred to as the “GEAR UP” Plan. At the heart of the GEAR UP Plan are Great People transforming Parkway through Equity Opportunities and Asset Recycling from an owner-operator to an operator-owner. Our long-standing commitment to Retain our Customers and provide an Uncompromising Focus on Operations remains steadfast. We believe that by accomplishing these goals we can deliver excellent Performance to our shareholders. Performance for the GEAR UP Plan will be measured as the sum of adjusted funds available for distribution, as defined by the Company, cumulative over the three years of the plan. The goal for cumulative adjusted funds available for distribution is $7.18 per diluted share. Actual adjusted funds available for distribution for 2006 exceeded the amount projected by the Company at the beginning of the plan by $.29 per diluted share.

Additional Information

The Company will conduct a conference call to discuss the results of its first quarter operations on Tuesday, May 8, 2007, at 11:00 a.m. Eastern Time. The number for the conference call is 800-289-0518. A taped replay of the call can be accessed 24 hours a day through May 18, 2007 by dialing 888-203-1112 and using the pass code of 3807174. An audio replay will be archived and indexed in the investor relations section of the Company’s website at www.pky.com. A copy of the Company's 2007 first quarter supplemental financial and property information package is available by accessing the Company's website, emailing your request to rjordan@pky.com or calling Rita Jordan at 601-948-4091. Please participate in the visual portion of the conference call by accessing the Company's website and clicking on the "1Q Call" icon. By clicking on topics in the left margin, you can follow visual representations of the presentation.

Additional information on Parkway Properties, Inc., including an archive of corporate press releases and conference calls, is available on the Company's website. The Company's first quarter 2007 Supplemental Operating and Financial Data, which includes a reconciliation of Non-GAAP financial measures, is available on the Company's website.

About Parkway Properties

Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the operation, leasing, acquisition, and ownership of office properties. The Company is geographically focused on the Southeastern and Southwestern United States and Chicago. Parkway owns or has an interest in 66 office properties located in 11 states with an aggregate of approximately 13.3 million square feet of leasable space as of May 7, 2007. Included in the portfolio are 17 properties totaling 2.5 million square feet that are owned jointly with other investors, representing 19% of the portfolio. Under the Company’s GEAR UP Plan, which started January 1, 2006 and ends December 31, 2008, it is the Company’s goal to transform its strategy from being an owner-operator to being an operator-owner. The strategy highlights the Company’s strength in providing excellent service in the operation of office properties in addition to its direct ownership of real estate assets. Fee-based real estate services are offered through the Company’s wholly owned subsidiary, Parkway Realty Services, which also manages and/or leases approximately 1.2 million square feet for third party owners as of May 7, 2007.

Certain statements in this release that are not in the present tense or discuss the Company's expectations (including the use of the words anticipate, forecast or project) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current belief as to the outcome and timing of future events. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; the risks associated with the ownership and development of real property; the failure to acquire or sell properties as and when anticipated; and other risks and uncertainties detailed from time to time on the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's results could differ materially from those expressed in the forward-looking statements. The Company does not undertake to update forward-looking statements.

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31	December 31
	2007	2006
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$1,526,346	$1,517,468
Accumulated depreciation	(225,172)	(211,187)
	1,301,174	1,306,281

Land available for sale	1,467	1,467
Investment in unconsolidated joint ventures	11,087	11,179
	1,313,728	1,318,927

Rents receivable and other assets	103,187	107,145
Intangible assets, net	77,727	81,800
Cash and cash equivalents	8,304	4,474
	$1,502,946	$1,512,346

Liabilities
Notes payable to banks	$172,034	$152,312
Mortgage notes payable	705,443	696,012
Accounts payable and other liabilities	65,357	72,659
Subsidiary redeemable preferred membership interests	10,741	10,741
	953,575	931,724

Minority Interest
Minority Interest - unit holders	36	36
Minority Interest - real estate partnerships	66,958	90,280
	66,994	90,316

Stockholders' Equity
8.00% Series D Preferred stock, $.001 par value,
2,400,000 shares authorized, issued and outstanding	57,976	57,976
Common stock, $.001 par value, 67,600,000 shares authorized,
15,886,801 and 15,764,799 shares issued and outstanding
in 2007 and 2006, respectively	16	16
Common stock held in trust, at cost, 111,000 and 115,000
shares in 2007 and 2006, respectively	(3,759)	(3,894)
Additional paid-in capital	452,382	449,141
Accumulated other comprehensive income	591	828
Retained deficit	(24,829)	(13,761)
	482,377	490,306
	$1,502,946	$1,512,346

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2007	2006
	(Unaudited)

Revenues
Income from office and parking properties	$61,538	$48,661
Management company income	333	362
Total revenues	61,871	49,023

Expenses
Property operating expense	28,234	23,629
Depreciation and amortization	19,211	13,526
Operating expense for other real estate properties	1	1
Management company expenses	268	375
General and administrative	1,645	1,146
Total expenses	49,359	38,677

Operating income	12,512	10,346

Other income and expenses
Interest and other income	146	19
Equity in earnings of unconsolidated joint ventures	305	410
Gain on sale of real estate	50	-
Interest expense	(13,084)	(9,426)

Income (loss) before minority interest and discontinued operations	(71)	1,349
Minority interest - real estate partnerships	471	80
Income from continuing operations	400	1,429
Discontinued operations:
Income from discontinued operations	28	312
Net income	428	1,741
Dividends on preferred stock	(1,200)	(1,200)
Dividends on convertible preferred stock	-	(587)
Net loss available to common stockholders	$(772)	$(46)

Net income (loss) per common share:
Basic:
Loss from continuing operations	$(0.05)	$(0.02)
Discontinued operations	-	0.02
Net loss	$(0.05)	$-
Diluted:
Loss from continuing operations	$(0.05)	$(0.02)
Discontinued operations	-	0.02
Net loss	$(0.05)	$-

Dividends per common share	$0.65	$0.65

Weighted average shares outstanding:
Basic	15,616	14,049
Diluted	15,616	14,049

PARKWAY PROPERTIES, INC.
RECONCILIATION OF FUNDS FROM OPERATIONS AND
FUNDS AVAILABLE FOR DISTRIBUTION TO NET INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(In thousands, except per share data)

	Three Months Ended
	March 31
	2007	2006
	(Unaudited)

Net Income	$428	$1,741

Adjustments to Net Income:
Preferred Dividends	(1,200)	(1,200)
Convertible Preferred Dividends	-	(587)
Depreciation and Amortization	19,211	13,526
Depreciation and Amortization - Discontinued Operations	-	200
Minority Interest Depreciation and Amortization	(2,391)	(410)
Adjustments for Unconsolidated Joint Ventures	161	289
Funds From Operations Applicable to Common Shareholders (1)	$16,209	$13,559

Funds Available for Distribution
Funds From Operations Applicable to Common Shareholders	$16,209	$13,559
Add (Deduct) :
Adjustments for Unconsolidated Joint Ventures	(84)	(466)
Adjustments for Minority Interest in Real Estate Partnerships	418	45
Straight-line Rents	(1,303)	(1,581)
Straight-line Rents - Discontinued Operations	-	23
Amortization of Above/Below Market Leases	352	409
Amortization of Share Based Compensation	353	147
Capital Expenditures:
Building Improvements	(918)	(1,207)
Tenant Improvements - New Leases	(1,037)	(1,714)
Tenant Improvements - Renewal Leases	(1,627)	(1,674)
Leasing Costs - New Leases	(441)	(262)
Leasing Costs - Renewal Leases	(395)	(928)
Funds Available for Distribution (1)	$11,527	$6,351

Diluted Per Common Share/Unit Information (**)
FFO per share	$1.02	$0.94
Dividends paid	$0.65	$0.65
Dividend payout ratio for FFO	63.42%	69.09%
Weighted average shares/units outstanding	15,816	15,036

Other Supplemental Information
Upgrades on Acquisitions	$1,946	$1,525
Gain on Non Depreciable Assets	$50	$-

**Information for Diluted Computations:
Convertible Preferred Dividends	$-	$587
Basic Common Shares/Units Outstanding	15,617	14,050
Convertible Preferred Shares Outstanding	-	803
Dilutive Effect of Other Share Equivalents	199	183

(1)        Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from the sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

There is not a standard definition established for FAD. Therefore, our measure of FAD may not be comparable to FAD reported by other REITs. We define FAD as FFO, excluding the amortization of restricted shares, amortization of above/below market leases and straight line rent adjustments, and reduced by non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for unconsolidated partnerships and joint ventures are included in the computation of FAD on the same basis.

PARKWAY PROPERTIES, INC.
CALCULATION OF EBITDA AND COVERAGE RATIOS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(In thousands)

	Three Months Ended
	March 31
	2007	2006
	(Unaudited)

Net Income	$428	$1,741

Adjustments to Net Income:
Interest Expense	12,915	9,144
Amortization of Financing Costs	293	282
Prepayment Income - Early Extinguishment of Debt	(124)	-
Depreciation and Amortization	19,211	13,726
Amortization of Share Based Compensation	353	147
Gain on Real Estate	(50)	-
Tax Expense	13	-
EBITDA Adjustments - Unconsolidated Joint Ventures	291	697
EBITDA Adjustments - Minority Interest in Real Estate Partnerships	(3,629)	(782)
EBITDA (1)	$29,701	$24,955

Interest Coverage Ratio:
EBITDA	$29,701	$24,955

Interest Expense:
Interest Expense	$12,915	$9,144
Interest Expense - Unconsolidated Joint Ventures	127	380
Interest Expense - Minority Interest in Real Estate Partnerships	(1,203)	(360)
Total Interest Expense	$11,839	$9,164

Interest Coverage Ratio	2.51	2.72

Fixed Charge Coverage Ratio:
EBITDA	$29,701	$24,955

Fixed Charges:
Interest Expense	$11,839	$9,164
Preferred Dividends	1,200	1,787
Principal Payments (Excluding Early Extinguishment of Debt)	4,051	3,594
Principal Payments - Unconsolidated Joint Ventures	12	11
Principal Payments - Minority Interest in Real Estate Partnerships	(65)	(118)
Total Fixed Charges	$17,037	$14,438

Fixed Charge Coverage Ratio	1.74	1.73

Modified Fixed Charge Coverage Ratio:
EBITDA	$29,701	$24,955

Modified Fixed Charges:
Interest Expense	$11,839	$9,164
Preferred Dividends	1,200	1,787
Total Modified Fixed Charges	$13,039	$10,951

Modified Fixed Charge Coverage Ratio	2.28	2.28

The following table reconciles EBITDA to cash flows provided by operating activities:

EBITDA	$29,701	$24,955
Amortization of Above Market Leases	352	409
Operating Distributions from Unconsolidated Joint Ventures	405	357
Interest Expense	(12,915)	(9,144)
Prepayment Income - Early Extinguishment of Debt	124	-
Tax Expense	(13)	-
Decrease in Receivables and Other Assets	2,226	2,907
Decrease in Accounts Payable and Other Liabilities	(7,374)	(6,153)
Adjustments for Minority Interests	3,158	702
Adjustments for Unconsolidated Joint Ventures	(596)	(1,107)
Cash Flows Provided by Operating Activities	$15,068	$12,926

(1)     Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, income taxes, depreciation, amortization, losses on early extinguishment of debt and other gains and losses. EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

PARKWAY PROPERTIES, INC.
NET OPERATING INCOME FROM OFFICE AND PARKING PROPERTIES
THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(In thousands, except number of properties data)

			Net Operating Income		Occupancy
	Number of	Percentage of
	Properties	Portfolio (1)	2007	2006	2007	2006

Same store properties (2)	52	79.95%	$26,628	$24,452	91.4%	88.8%
2006 acquisitions	8	20.10%	6,694	-	85.8%	N/A
Assets sold	-	-0.05%	(18)	580	N/A	N/A
Net operating income from
office and parking properties	60	100.00%	$33,304	$25,032

(1) Percentage of portfolio based on 2007 net operating income.

(2) Parkway defines Same Store Properties as those properties that were owned for the entire three-month periods ended March 31, 2007 and 2006 and excludes properties classified as discontinued operations. Same Store net operating income ("SSNOI") includes income from real estate operations less property operating expenses (before interest and depreciation and amortization) for Same Store Properties. SSNOI as computed by Parkway may not be comparable to SSNOI reported by other REITs that do not define the measure exactly as we do. SSNOI is a supplemental industry reporting measurement used to evaluate the performance of the Company's investments in real estate assets. The following table is a reconciliation of net income to SSNOI:

	Three Months Ended
	March 31
	2007	2006

Net income	$428	$1,741
Add (deduct):
Interest expense	13,084	9,426
Depreciation and amortization	19,211	13,526
Operating expense for other real estate properties	1	1
Management company expenses	268	375
General and administrative expenses	1,645	1,146
Equity in earnings of unconsolidated joint ventures	(305)	(410)
Gain on sale of real estate	(50)	-
Minority interest - real estate partnerships	(471)	(80)
Income from discontinued operations	(28)	(312)
Management company income	(333)	(362)
Interest and other income	(146)	(19)

Net operating income from office and parking properties	33,304	25,032

Less: Net operating income from non same store properties	(6,676)	(580)

Same store net operating income	$26,628	$24,452